Exhibit 21.1

FUSIONSTORM GLOBAL INC.

List of Subsidiaries

Name of Subsidiary	State of Incorporation or Organization

fusionstorm	Delaware

Global Technology Resources, Inc.	Colorado

Red River Computer Co., Inc.	New Hampshire